EXHIBIT 99.1

STATEMENT PURSUANT TO 18 U.S.C. Paragraph 1350

Pursuant to 18 U.S.C. paragraph 1350, the undersigned certifies that this Annual Report on Form 10-KSB for the year ended March 31, 2003 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in this report fairly presents, in all material respects, the financial condition of Novitron International, Inc. at the end of such year and the results of operations of Novitron International, Inc. for such year.

/s/ Israel M. Stein MD
Date: July 29, 2003	Israel M. Stein MD Chairman of the Board, President and Chief Executive Officer